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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2007 relating to the 2006 consolidated financial statements of L-1 Identity Solutions, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), ‘‘Share-Based Payment’’ on January 1, 2006) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of L-1 Identity Solutions, Inc. for the year ended December 31, 2006, and to the reference to us under the heading ‘‘Experts’’ in the Prospectus, which is part of the Registration Statement.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
October 12, 2007